EXHIBIT 3.1

     AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS OF SEACOR HOLDINGS INC.
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           Effective September 7, 2005, Article II, Section 2(a) of the Amended
and Restated By-Laws of SEACOR Holdings Inc. was amended to delete the third sentence of such section and replace it with the following:

           "The number of directors constituting the entire Board shall be no less than five nor more than twelve, as may be fixed from time to time by action of a majority of the entire Board of Directors."